EXHIBIT 4.3

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT.

WARRANT NO.	NUMBER OF SHARES:
DATE OF ISSUANCE: , 200	(subject to adjustment)

WARRANT TO PURCHASE SHARES

OF COMMON STOCK OF

NEUROGESX, INC.

This Warrant is issued to [            ], or its registered assigns (the “Purchaser”), pursuant to that certain Securities Purchase Agreement, dated as of December 23, 2007, between NeurogesX, Inc. (the “Company”), the Purchaser and certain other purchasers thereunder (the “Purchase Agreement”) and is subject to the terms and conditions of the Purchase Agreement.

1. EXERCISE OF WARRANT.

(a) Method of Exercise. Subject to the terms and conditions herein set forth (including Section 1(c) below), upon surrender of this Warrant at the principal office of the Company and upon payment of the Warrant Price (as defined below) by wire transfer to the Company or cashier’s check drawn on a United States bank made to the order of the Company, or exercise of the right to credit the Warrant Price against the fair market value of the Warrant Stock (as defined below) at the time of exercise (the “Net Exercise Right”) pursuant to Section 1(b), Purchaser is entitled to purchase from the Company, at any time after the date hereof and on or before the date that is five (5) years from the Date of Issuance set forth above (the “Expiration Date”), up to [            ] shares (as adjusted from time to time pursuant to the provisions of this Warrant) of Common Stock of the Company (the “Warrant Stock”), at a purchase price of $8.034 per share (the “Warrant Price”).

(b) Net Exercise Right. If the Company shall receive written notice from the holder of this Warrant at the time of exercise of this Warrant that the holder elects to exercise the Net Exercise Right, the Company shall deliver to such holder (without payment by the Purchaser of any Warrant Price in cash) that number of fully paid and nonassessable shares of Common Stock, par value $0.001 per share, of the Company (“Common Stock”) equal to the quotient obtained by dividing (y) the value of this Warrant (or the specified portion thereof) on the date of exercise, which value shall be determined by subtracting (1) the aggregate Warrant Price of the Warrant Stock (or the specified portion thereof) immediately prior to the exercise of this Warrant from (2) the Aggregate Fair Market Value (as defined below) of the Warrant Stock (or the specified portion thereof) issuable upon exercise of this Warrant (or specified portion thereof) on the date of exercise by (z) the Fair Market Value (as defined below) of one share of Common Stock on the date of exercise. The “Fair Market Value” of a share of Common Stock shall mean the last reported sale price and, if there are no sales, the last reported bid price, of the Common Stock on the business day prior to the date of exercise as reported by the NASDAQ Global Market or such other principal exchange or quotation system on which the Common Stock is then traded or, if the Common Stock is not publicly traded, the price determined in good faith by the Company’s Board of Directors. The “Aggregate Fair Market Value” of the Warrant Stock shall be determined by multiplying the number of shares of Warrant Stock by the Fair Market Value of one share of Warrant Stock.

(c) Percentage Limitation. The holder of this Warrant may not exercise this Warrant such that the number of shares of Warrant Stock to be received pursuant to such exercise aggregated with all other shares of Common Stock then owned by such holder beneficially or deemed beneficially owned by such holder would result in such holder owning 20% or more of all of such Common Stock as would be outstanding on such exercise date, as determined in accordance with Section 13(d) of the Exchange Act of 1934 and the rules and regulations promulgated thereunder; provided, however, that this Section 1(c) shall not apply to the exercise of this Warrant in connection with an Acquisition.

2. CERTAIN ADJUSTMENTS.

(a) Reorganizations. If at any time after the date hereof there shall be a capital reorganization (other than a combination or subdivision of Warrant Stock otherwise provided for herein) (a “Reorganization”), then, as a part of such Reorganization, lawful provision shall be made so that the Purchaser shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Warrant Price, the number of shares of stock or other securities or property of the Company or the successor corporation resulting from such Reorganization, to which a holder of the Common Stock deliverable upon exercise of this Warrant would have been entitled under the provisions of the agreement in such Reorganization if this Warrant had been exercised immediately before that Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Purchaser after the Reorganization to the end that the provisions of this Warrant (including adjustment of the Warrant Price then in effect and the number of shares of Warrant Stock) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(b) Merger.

(1) “Acquisition.” For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company (including a sale or license of all or substantially all of the intellectual property of the Company), or any reorganization, consolidation, acquisition or merger of the Company where the holders of the Company’s securities before the transaction own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

(2) If at any time after the date hereof the Company proposes to consummate an Acquisition in which (i) the shareholders of the Company shall receive cash or publicly traded securities in exchange for their shares of stock in the Company pursuant to such transaction and (ii) the aggregate value of the consideration consisting of cash and/or publicly traded securities to be received by the Purchaser for the securities underlying this Warrant in connection with the Acquisition, as stated in the Merger Notice (defined below), does not equal or exceed the aggregate Warrant Price of such underlying securities, then the Company shall give the holder of this Warrant written notice (the “Merger Notice”) of such impending transaction not later than ten (10) business days prior to the shareholders’ meeting called to approve such transaction, or ten (10) business days prior to the closing of such transaction, whichever is earlier, and shall also notify the holder of this Warrant of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and the Company shall thereafter give the holder of this Warrant prompt notice of any material changes. To the extent this Warrant has not been exercised or converted in full by the closing of such transaction then this Warrant shall automatically be deemed exercised to the fullest extent pursuant to Section 1(b) above upon the closing of such transaction, and shall otherwise terminate with respect to any shares of Warrant Stock as to which this Warrant is not exercisable pursuant to Section 1(c) above.

(3) If either (x) the Company undergoes an Acquisition in which this Warrant is not automatically exercised pursuant to the provisions of Section 2(b)(2), (a “Non-Terminating Acquisition”) or (y) upon any reorganization, consolidation, acquisition or merger of the Company where the holders of the Company’s securities before the transaction own at least 50% of the outstanding voting securities of the surviving entity after the transaction (a “Non-Qualifying Acquisition”), then, as a condition of such Non-Terminating Acquisition or Non-Qualifying Acquisition, as applicable, lawful provision shall be made so that the Purchaser shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Warrant Price, the number of shares of stock or other securities or property of the Company or the successor corporation resulting from such Non-Terminating Acquisition or Non-Qualifying Acquisition, to which a holder of the Common Stock deliverable upon exercise of this Warrant would have been entitled under the provisions of the agreement in such Non-Terminating Acquisition or Non-Qualifying Acquisition if this Warrant had been exercised immediately before that Non-Terminating Acquisition or Non-Qualifying Acquisition. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Purchaser after the Non-Terminating Acquisition or Non-Qualifying Acquisition to the end that the provisions of this Warrant (including adjustment of the Warrant Price then in effect and the number of shares of Warrant Stock) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(c) Splits and Subdivisions; Dividends. In the event the Company should at any time, or from time to time, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the per share Warrant Price shall be appropriately decreased and the number of shares of Warrant Stock shall be appropriately increased in proportion to such increase (or potential increase) of outstanding shares.

(d) Combination of Shares. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, the per share Warrant Price shall be appropriately increased and the number of shares of Warrant Stock shall be appropriately decreased in proportion to such decrease in outstanding shares.

3. NO FRACTIONAL SHARES. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one share of Warrant Stock.

4. NO STOCKHOLDER RIGHTS. Until the exercise of this Warrant or any portion of this Warrant, the Purchaser shall not have nor exercise any rights by virtue hereof as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company, except as otherwise set forth in this Warrant).

5. RESERVATION OF STOCK. The Company covenants that during the period this Warrant is exercisable, the Company shall reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock (or other securities, if applicable) to provide for the issuance of Warrant Stock (or other securities) upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Stock upon the exercise of this Warrant.

6. MECHANICS OF EXERCISE. This Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant and the Notice of Exercise attached hereto as Exhibit A duly completed and executed on behalf of the holder hereof, at the principal office of the Company together with payment in full of the Warrant Price then in effect with respect to the number of shares of Warrant Stock as to which the Warrant is being exercised. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date, the Company at its expense shall cause to be issued and delivered to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The shares of Warrant Stock issuable upon exercise hereof shall, upon their issuance, be validly issued, fully paid and nonassessable, and free from all preemptive rights, taxes, liens and charges with respect to the issue thereof. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

7. CERTIFICATE OF ADJUSTMENT. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall, at its expense, promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and showing in detail the facts upon which such adjustment is based.

8. TRANSFER RESTRICTIONS. The holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws (collectively, the “Acts”), and agrees not to sell, encumber or otherwise transfer this Warrant or any Warrant Stock issued upon its exercise unless (i) there is an effective registration statement under the Acts covering the transaction, (ii) the Company receives an opinion of counsel satisfactory to the Company that such registration is not required under the Acts, or (iii) the Company otherwise satisfies itself that registration is not required under the Acts, it being understood that no such opinion of counsel shall be required in connection with sales pursuant to Rule 144(k) under the Act. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

9. NOTICES OF RECORD DATE. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b) any Reorganization; or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the Purchaser (or a permitted transferee pursuant to Section 9(b) above) a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such Reorganization, dissolution, liquidation or winding-up is to take place, and the time, if any, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Reorganization, dissolution, liquidation or winding-up. Such notice shall be mailed at least ten (10) business days prior to the date therein specified.

10. REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft, destruction or mutilation of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

11. SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or Sunday or shall be a legal U.S. holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal U.S. holiday.

12. MISCELLANEOUS. This Warrant shall be governed by the laws of the State of California. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the Company and the Purchaser. All notices and other communications from the Company to the Purchaser shall be sufficient if in writing and delivered (i) personally, (ii) by facsimile transmission (receipt verified), (iii) by registered or certified mail (return receipt requested), postage prepaid, or (iv) sent by express courier service (receipt verified), to the address furnished to the Company in writing by the Purchaser. All such notices and communications to the Company shall be effective if delivered (i) personally, (ii) by facsimile transmission (receipt verified), (iii) by registered or certified mail (return receipt requested), postage prepaid, or (iv) sent by express courier service (receipt verified), at NeurogesX, Inc., Attention: Anthony DiTonno, President & Chief Executive Officer, 2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404, fax: 650-412-1999, with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation, Attention: Michael J. O’Donnell, Esq., 650 Page Mill Road, Palo Alto, California 94304, fax: 650-493-6811. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, this Warrant to Purchase Shares of Common Stock is issued effective as of the Date of Issuance first set forth above.

NEUROGESX, INC.

By:
Name:	Anthony DiTonno
Title:	President & Chief Executive Officer

EXHIBIT A

NOTICE OF INTENT TO EXERCISE

(To be signed only upon exercise of Warrant)

To:	NeurogesX, Inc.

The undersigned, the Purchaser of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                     (            ) shares of Common Stock of NeurogesX, Inc. and (choose one)

                     herewith makes payment of                          Dollars ($                    ) thereof

or

exercises the Net Exercise Right pursuant to Section 1(b) thereof and requests that the certificates for such shares be issued in the name of, and delivered to , whose address is

.

DATED:
(Signature must conform in all
respects to name of the Purchaser
as specified on the face of the
Warrant)

(Address)

EXHIBIT B

NOTICE OF ASSIGNMENT FORM

                                          (the “Assignor”) hereby transfers, without consideration, all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of common stock of NeurogesX, Inc. (the “Company”) covered thereby set forth below, to the following “Assignee”:

NAME OF ASSIGNEE	ADDRESS/FAX NUMBER

Dated:	Signature:

Witness: